Exhibit 10.5

CUBIST PHARMACEUTICALS, INC.

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR U.S. PARTICIPANTS (EMPLOYEES)

This Restricted Stock Unit Agreement (the “Agreement”) governs an award (the “Award”) of restricted stock units (“RSUs”) to employees of Cubist Pharmaceuticals, Inc. (the “Company”) who have been selected for participation (each such employee, a “Participant”) under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”).  The details of an Award made to a Participant will be set forth in a letter from the Participant’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.              Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being issued under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which Plan the Participant agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.

2.              Grant of Award.  The Participant will be notified of his or her Award through a Notice.  The Notice will contain, among other things, the number of RSUs subject to the Award and the grant date of the Award (such date, the “Grant Date”).  The Award consists of a contingent entitlement of the Participant to receive one share of Stock with respect to each RSU forming part of the Award, as set forth in the Notice, subject to the terms and conditions of this Agreement and the Plan.  For the avoidance of doubt, the total number of RSUs subject to the Award, as set forth in the Notice, is subject to adjustment pursuant to Section 7 of the Plan.  The Participant is required to acknowledge and accept the terms of this Agreement and the Plan in the manner set forth in Section 18 within the time period specified in the Notice.

3.              Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

4.              Vesting and Settlement of Award.  Unless earlier terminated or forfeited, the Award will vest as to 25% of the RSUs on each of the first, second, third and fourth anniversaries of the Grant Date (each a “Vesting Date”), provided that the Participant remains continuously Employed through the applicable Vesting Date.  The Company will be obligated to deliver to the Participant such number of shares of Stock equal to the number of RSUs that vest in accordance with this Section 4 as soon as practicable following the Vesting Date and in all events within sixty (60) days following the Vesting Date.

5.              Termination of the Award.

a.              If the Participant’s Employment ceases for any reason prior to a Vesting Date, all unvested RSUs subject to the Award will be immediately forfeited upon such termination without any consideration due to the Participant.

b.              The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award or the RSUs at any time if the Participant breaches any agreement with the Company or an Affiliate with respect to non-competition, non-solicitation, or non-hire.

6.              Prohibitions on Transfer and Sale.  Except as permitted by the Plan, the Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or any similar process.  Any attempted transfer, assignment, pledge or other disposition of the Award, the RSUs or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 6, or the levy of any attachment or similar process upon the Award, shall be null and void.  Except as permitted by the Plan, the shares of Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

7.              Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

8.              Rights as a Stockholder.  The Participant shall have no rights as a stockholder, including voting and dividend rights, until the shares of Stock (if any) are delivered to the Participant in accordance with Section 4 of this Agreement.

9.              Tax Liability of the Participant and Payment of Taxes.

a.              The Participant acknowledges and agrees that any income or other taxes with respect to the Award or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.

b.              The Participant acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued shares of Stock upon the vesting and settlement of the RSUs (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable, promptly paying at such time as such withholdings are due, all taxes required to be withheld, if any.

c.               The Participant is responsible for satisfying all applicable tax and withholding obligations with respect to the Award in cash or by such other means that are acceptable to the Administrator and no shares of Stock will be transferred unless and until all applicable tax and withholding obligations have been satisfied.

10.       Data Authorization.  The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Award, the administration of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

11.       Recovery of Compensation.  The RSUs, any shares of Stock delivered hereunder and any gains or other amounts realized in respect of such RSUs or shares of Stock shall be subject to recoupment by the Company to the extent required to comply with (a) applicable law or regulation or the rules of the stock exchange on which the Stock is traded or (b) any applicable Company clawback or recoupment policy as in effect from time to time.

12.       Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Participant as set forth in the Plan.

13.       Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

14.       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware relating to the issuance of stock and the consideration received therefor, without giving effect to the conflict of laws principles thereof.  Except as prohibited by applicable law, provisions of this Agreement not relating the foregoing shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  Except as prohibited by applicable law, for the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to the exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

15.       Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

16.       Entire Agreement.  Unless otherwise provided in writing in a separate agreement between the Participant and the Company or an Affiliate, this Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

17.       Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

18.       Company Signature; Participant Electronic Acknowledgment.  An authorized representative has signed this Agreement below.  By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and the Participant will therefore have no rights to or in the Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:

Name:
Title:

THE PARTICIPANT

Name: